UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 21, 2014, TPG SL SPV, LLC (the “Subsidiary”), a Delaware limited liability company and wholly owned and consolidated subsidiary of TPG Specialty Lending, Inc. (the “Company”), entered into an agreement to amend and restate its revolving credit and security agreement facility among TPG SL SPV, LLC, as Borrower, the lenders from time to time parties hereto (each a “Lender” and collectively the “Lenders”), Natixis, New York Branch, as Facility Agent, and State Street Bank and Trust Company, as Collateral Agent (as amended and restated, the “Amended Revolving Credit Facility”). The Amended Revolving Credit Facility became effective on January 21, 2014 (the “Closing Date”).

The Amended Revolving Credit Facility, among other things (a) increased the size of the existing facility from $100 million to $175 million; (b) reopened the reinvestment period thereunder for an additional period of six months following the Closing Date, which may be extended in the Borrower’s sole discretion for an additional six-month period thereafter; (c) extended the stated maturity date from May 8, 2020 to January 21, 2021; (d) modified pricing; and (e) made certain changes to the eligibility criteria and concentration limitations thereunder.

In connection with the Amended Revolving Credit Facility, the Company also entered into an agreement to amend and restate its master sale and contribution agreement, by and between the Company and the Subsidiary (as amended and restated, the “Amended and Restated Master Sale and Contribution Agreement”) to make, among other changes, certain revisions to conform to the Amended Revolving Credit Facility, and contributed certain loans to the Subsidiary pursuant to the Amended and Restated Master Sale and Contribution Agreement.

The foregoing description is only a summary of certain of the provisions of the Amended Revolving Credit Facility and is qualified in its entirety by the underlying agreement for the Amended Revolving Credit Facility which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2013.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC.
(Registrant)

Date: January 23, 2014	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Financial Officer